Exhibit 99.1

N E W S            R E L E A S E

Atmel Completes Sale of Grenoble, France Subsidiary
San Jose, CA, August 1, 2006 . . . Atmel® Corporation (Nasdaq: ATML), a global leader in the development and fabrication of advanced semiconductor solutions, announced today that it has concluded the sale of its Grenoble, France subsidiary including the manufacturing facility for $140 million to e2v technologies plc, a British corporation.
“As we previously announced on July 13, 2006, this sale represents another milestone in Atmel’s plan to consolidate its manufacturing operations. We remain committed to focusing resources on our core technologies and developing leading-edge products for growth markets,” said George Perlegos, Chairman and Chief Executive Officer.
Atmel retains rights to its patented finger print scanning recognition technology. All other Grenoble products including image sensors and aerospace qualified microprocessors are included in the purchase by e2v technologies plc.
About Atmel
Atmel is a worldwide leader in the design and manufacture of microcontrollers, advanced logic, mixed-signal, nonvolatile memory and radio frequency (RF) components. Leveraging one of the industry’s broadest intellectual property (IP) technology portfolios, Atmel is able to provide the electronics industry with complete system solutions. Focused on consumer, industrial, security, communications, computing and automotive markets, Atmel ICs can be found Everywhere You Are®.
© 2006 Atmel Corporation. All Rights Reserved. Atmel®, logo and combinations thereof, Everywhere You Are® and others, are registered trademarks, or trademarks of Atmel Corporation or its subsidiaries. Other terms and product names may be trademarks of others.
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Atmel Corporation · 2325 Orchard Parkway · San Jose CA 95131 · Phone (408) 441-0311 · Fax (408) 487-2600

Information in this release regarding Atmel’s forecasts, outlook, expectations and beliefs are forward-looking statements that involve risks and uncertainties. These statements include statements about Atmel’s expected operations and operating results. All forward-looking statements included in this release are based upon information available to Atmel as of the date of this release, which may change, and we assume no obligation to update any such forward-looking statement. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include other risks detailed from time to time in Atmel’s SEC reports and filings, including our Form 10-K, filed on March 16, 2006 and subsequent Form 10-Q reports.
Contact: Robert Pursel, Director of Investor Relations, 408-487-2677, rpursel@atmel.com

Atmel Corporation · 2325 Orchard Parkway · San Jose CA 95131 · Phone (408) 441-0311 · Fax (408) 487-2600